THIRD PARTY ADMINISTRATION ADDENDUM

This Third Party Administration Addendum (“TPA Addendum”) among Zinnia Tech Solutions LLC, Se2, LLC, Zinnia Digital Service LLP, Customer and, solely for the limited purpose of providing the Brokerage Services (as defined below), Security Distributors, LLC is made as of July 1, 2025 (“TPA Addendum Effective Date”) and is made under and incorporated into the Services Agreement between Zinnia and Customer effective as of July 1, 2025 (“Services Agreement”). As used in this TPA Addendum, “Zinnia” refers to Se2, LLC and Zinnia Digital Service LLP with respect to the TPA Services and Security Distributors, LLC with respect to the Brokerage Services.

The following terms and conditions are incorporated into and form a part of the Services Agreement. The terms and conditions in this Addendum, including Schedule A hereto, do not replace any of the terms and conditions contained in the Services Agreement, except that in the event of a direct conflict between this Addendum and the Services Agreement, this Addendum shall control solely (a) if relevant to the business being transacted under the Services Agreement, (b) to the limited extent of such conflict and (c) as strictly required by Legal Requirements (i.e., only in such jurisdiction(s) as necessary to achieve such purpose).

1.	Additional Definitions.

1.1.	Capitalized terms not defined in this TPA Addendum will have the meanings given to those terms in the Services Agreement.

1.2.

“Brokerage Services” are a subset of services provided in connection with the administration of the Variable Contracts that may need to be performed by a broker-dealer, which are provided by Zinnia and are designated as Brokerage Services in an Order. As of the TPA Addendum Effective Date, the Brokerage Services include pricing and trading, fund house settlement, reconciliations, and separate account reporting. Brokerage Services are Services under the Services Agreement.

1.3.	“Client” means, for a Policy issued by Customer that is subject to this TPA Addendum, the owner, insured, and beneficiary or payee of any benefit that is then payable.

1.4.	“Legal Requirements” means all applicable U.S. federal, regional, state or local laws, statutes, rules, regulations, orders, judgments, decrees, injunctions or other legally binding obligations.

1.5.	“Policy” means a policy or contract issued by the Customer for which Zinnia provides TPA Services under this TPA Addendum.

1.6.

“TPA Services” means the third party administrator services provided by Zinnia pursuant to this TPA Addendum. TPA Services are Services under the Services Agreement. Each Order for TPA Services will state that it is subject to this Addendum.

1.7.

“Variable Contract” means a variable life insurance policy, variable annuity contract, registered indexed linked annuity, any other insurance product that is a security, and/or a mutual fund (or series thereof), issued by the Customer for which Zinnia provides Brokerage Services under this TPA Addendum. As used in this TPA Addendum, a Variable Contract is a securities product.

2.	TPA Services.

2.1.

Customer appoints Zinnia to perform the TPA Services and Zinnia accepts such appointment. Zinnia will have only those powers necessary to perform its obligations under this TPA Addendum and its associated Orders.

2.2.

Customer will continue to be at all times solely responsible for all matters relating to each Policy subject to this TPA Addendum, including obligations owed to Clients under the applicable Policy. Zinnia will only be obligated to perform the TPA Services relative to the or Policy subject to this TPA Addendum.

2.3.

To the extent required by applicable Legal Requirements, Zinnia will, at Customer’s request, direction, and expense, provide a written notice to each Client advising them of the identity of and relationship among Zinnia, Customer, and Client.

2.4.

Funds collected by Zinnia on behalf of, or for the Customer, and return of premiums received from Customer, will be established and maintained by Zinnia in a fiduciary capacity. The funds will be immediately remitted to the person entitled to them or will be deposited in a fiduciary bank account owned by and held in the name of the Customer at a federally insured or state insured financial institution. In no event will any premiums collected be commingled with funds of Zinnia. Zinnia will require the bank in which such fiduciary bank account is maintained to keep records clearly recording the deposits in and withdrawals from such account on behalf of or for Customer for which Zinnia may collect charges or premiums. Zinnia will promptly obtain and keep copies of all such records and, upon request of Customer, furnish copies of such records pertaining to deposits and withdrawals on behalf of or for Customer.

2.5.

Zinnia will not pay any claims via withdrawals from the fiduciary bank account in which premiums are deposited. Withdrawals from the fiduciary bank account must be made as provided in this TPA Addendum and only for the following purposes: (a) remittance to Customer when entitled to the funds; (b) deposit in an account maintained in the name of Customer; (c) transfer to and deposit in a claims paying account; (d) payment to a Client when entitled to the funds; (e) remittance of return premiums to any person entitled to the funds; and (f) payment to Zinnia for its commissions, fees, or charges.

3.	Brokerage Services.

3.1.

Customer appoints Zinnia to perform the Brokerage Services with respect to the Variable Contracts and Zinnia accepts such appointment. Zinnia shall have only those powers necessary to perform its obligations under this TPA Addendum and its associated Orders.

3.2.	Customer will timely provide Zinnia with all information and access to Customer personnel reasonably requested by Zinnia for Zinnia to provide the Brokerage Services.

3.3.

Customer shall continue to be at all times solely responsible for all matters relating to each Variable Contract subject to this TPA Addendum including obligations owed to Clients under the applicable Variable Contract. Zinnia shall only be obligated to perform the Brokerage Services relative to the Variable Contracts subject to this TPA Addendum.

3.4.

For the avoidance of doubt, references throughout the Services Agreement and this TPA Addendum to “Zinnia” shall be deemed to refer to Zinnia’s affiliated broker-dealer with respect to only the Brokerage Services, unless the context clearly indicates otherwise. Nothing in this TPA Addendum shall obligate a Zinnia non-broker-dealer affiliate to perform Brokerage Services, but Zinnia shall be liable to compensate Customer subject to the limitations on liability set forth in the Services Agreement, for the damages resulting from any failure by Zinnia to perform the Brokerage Services or any other failure by Zinnia to comply with the terms of the Services Agreement, including this TPA Addendum.

3.5.

Notwithstanding the foregoing, Zinnia shall not be required to perform any service that would make it an “underwriter” or “principal underwriter” within the meaning of Section 2(a)(40) or 2(a)(29), respectively, of the Investment Company Act of 1940, as amended. In this regard, the parties agree that Zinnia will perform the Brokerage Services purely as a service to Customer. The parties further acknowledge that the Brokerage Services shall not entitle or obligate Zinnia to distribute the Variable Contracts or to sell the Variable Contracts to any dealer or the public, or to otherwise manage or control any offering or distribution of the Variable Contracts or interest thereunder. Zinnia shall have no responsibility and no authority to create or review any advertisement or sales literature, including institutional sales literature, in respect of the Variable Contracts and shall have no obligation and shall not endorse Customer or any other issuer of the Variable Contracts. Furthermore, Zinnia shall have no obligation to prepare or review the registration statements for the Variable Contracts filed with the U.S. Securities and Exchange Commission and shall not be named in any registration statement as an underwriter of the Variable Contracts.

3.6.

Customer represents and warrants that each underwriter named as the principal underwriter in the registration statement for each of the related Variable Contracts administered under this TPA Addendum and in connection with such role only, shall be considered an agent of Customer.

3.7.

Customer agrees that if at any time such underwriter ceases to be the principal underwriter of the related Variable Contracts, Customer shall use its best efforts to arrange for another entity to be the principal underwriter for the affected Variable Contracts. In the event that Customer does not notify Zinnia in writing that another entity has become the principal underwriter coincident with such underwriter ceasing to be the principal underwriter, Zinnia shall not be required to perform any services that would cause it to be deemed an “underwriter” or “principal underwriter” with respect to the affected Variable Contracts.

3.8.	Variances.

3.8.1.

In the event of a discrepancy or other error arising in the execution or recording of a variable investment transaction during the Term, including a portfolio allocation or reallocation transaction (a “Variance”), Zinnia shall, promptly upon learning of the Variance, reconcile the Variance by crediting or debiting the applicable Client’s (as defined in the TPA Addendum) account such that the Client shall not have lost or gained any amounts as a result of the Variance.

3.8.2.

Promptly after the end of each calendar month, Zinnia shall furnish Customer a detailed, itemized report listing (a) Variances caused directly by Zinnia’s (including its subcontractors and agents) errors during that month or any previous period (each, a “Type A Variance”) and (b) Variances that are not caused by Zinnia’s (or its subcontractors or agents) errors during that month or any previous period (each, a “Type B Variance”); provided that Zinnia shall promptly inform Customer of any Variance from any discrepancy or other error that results in a net gain or net loss in excess of [***], whether a Type A Variance or a Type B Variance; for purposes of the [***] criterion, similar or related Variances shall be treated as a single Variance. Zinnia and Customer shall discuss these reports on a regular basis and attempt to resolve prior to the end of any calendar year of the Term, the errors and losses that gave rise to the Variances set forth on Zinnia’s monthly reports. Additionally, Zinnia shall promptly furnish Customer with any other reports, data, summaries, or other materials that Customer may reasonably request related to a Variance.

3.8.3.

If as of the last day of each calendar year during the Term of this Agreement, there is a Net Loss, as defined below, for that calendar year, Zinnia shall pay the amount of that Net Loss to Customer. Provided, however, the amount Zinnia is obligated to pay Customer for a given calendar year shall be reduced by the amount of Net Gains, as defined below, from prior calendar years during the Term of this Agreement to the extent such Net Gains were not credited against Net Losses from prior periods. In any event, no payment by Zinnia will be required for a given calendar year if the Net Loss for such year is less than [***]. Such payment will be due and payable on the immediately following February 1.

3.8.4.

“Net Loss” means the amount by which the losses from Type A Variances were greater than the gains from the Type A Variances that occurred during a calendar year, when reduced by the amount of net gains, if any, from Type B Variances in excess of the losses from Type B Variances for that same calendar year. For the avoidance of doubt, if the losses from Type B Variances are greater than the gains from Type B Variances, such difference shall not increase the Net Loss.

3.8.5.

“Net Gain” means the amount by which the gains from the Type A Variances were greater than the losses from the Type A Variances that occurred during a calendar year, when combined with the net gain or loss, as the case may be, between the gains from Type B Variances and losses from Type B Variances for that same calendar year. For the avoidance of doubt, if the losses from Type B Variances are greater than the gains from Type B Variances, such difference shall reduce the Net Gain.

3.8.6.	A Type A Variance shall be deemed to have occurred on the date the transaction occurs (or should have occurred) that results in the discrepancy or other error.

3.8.7.	Zinnia shall, as reasonably requested by Customer and at Customer’s cost, assist Customer to recover Type B Variances that are the fault of a mutual fund unaffiliated with Customer.

4.	Books and Records.

4.1.

Zinnia will make and maintain complete books and records of all transactions performed by Zinnia for a Client on behalf of Customer (“Books and Records”). Books and Records will be maintained in accordance with prudent standards of insurance record keeping and applicable Legal Requirements.

4.2.	Zinnia will make available to Customer access to Books and Records as reasonably required by Customer, during normal business hours, upon reasonable notice, and at Customer’s cost.

4.3.

Zinnia will make available to any applicable state insurance regulator, federal regulator, or any other proper authority access (“Regulatory Authorities”) Books and Records for the purposes of examination, audit, and inspection for compliance with the Legal Requirements applicable to this TPA Addendum. Zinnia will, unless prohibited by law, give notice to Customer of any such request promptly after receipt of such request.

4.4.	No waiver of this TPA Addendum or claim of confidentiality regarding Books and Records will occur as a result of the above disclosure to the Regulatory Authorities.

4.5.

Zinnia will retain Books and Records for at least seven (7) years from the end of the term of the applicable Order, unless: (a) a replacement third party administrator assumes and acknowledges, in writing and on terms reasonably acceptable to Zinnia and Customer, responsibility to maintain and retain those Books and Records for at least seven (7) years from the end of the term of the applicable Order; or (b) this TPA Addendum is terminated or expired, in which case promptly following termination or expiration, Zinnia will transfer all Books and Records to Customer or a person/entity designated by Customer in a non-proprietary format reasonably acceptable to Customer.

4.6.	Zinnia will also retain a copy of this TPA Addendum during its term and for at least seven (7) years after its termination or expiration.

4.7.	Zinnia shall at all times keep logically segregated the Books and Records and items in process from those of Zinnia’s Affiliates and other customers and from those of Zinnia themselves.

5.	Audit.

5.1.

Upon at least ten (10) calendar days’ written notice to Zinnia, Customer or its designee may audit and verify the matters relating to the TPA Services during normal business hours. If Customer engages the assistance of a third party to perform the audit, the third party must (a) execute a confidentiality agreement that contains protections for Confidential Information comparable to those set forth in this TPA Addendum; (b) not be a competitor to Zinnia with respect to in Zinnia’s third party administrator business, as determined by Zinnia in its sole, reasonable discretion, and (c) not be compensated on a contingency basis.

5.2.

Zinnia will reasonably cooperate with and assist Customer, Customer designees, and their respective auditors, inspectors, consultants, and other representatives, and any Regulatory Authority, in connection with audits in relation hereto and/or to any Order and shall, on a reasonably timely basis, furnish each with all information reasonably requested; provided however, that Customer may not use any auditor, inspector, consultant, or representative who is a competitor or Affiliate of a competitor to Zinnia or its Affiliates

Customer will pay all costs attributable to such audits except as otherwise stated herein. If, as a result of any such audit, Customer determines that Zinnia overcharged it, Customer shall notify Zinnia in writing of its determination, including the amount of the overcharge and the basis for its conclusion, and, if Zinnia, in Zinnia’s reasonable discretion, agrees that Customer was overcharged, Zinnia will pay or credit to Customer the amount of the overcharge within ten (10) days (“Overcharge Due Date”). If Zinnia does not repay such overcharge within ten (10) days, Customer may charge interest on such overdue amount at the rate of one and one-half percent (1.5%) per month (or the highest rate permitted by law, if less) calculated from the Overcharge Due Date until the date of Zinnia’s payment to Customer, unless such claim of overcharge is promptly (but in any event within ten (10) days from the date of Customer’s notice to Zinnia) disputed by Vendor in writing, in good faith. All audits will be performed in a manner intended to minimize disruption to either party’s respective businesses and in compliance with Zinnia’s security and safety policies. If any audit results in a final determination that Zinnia was materially at fault, Zinnia will reimburse Customer for the reasonable and documented costs Customer incurred directly and solely as a result of such material fault, and Zinnia will reimburse Customer (i) for the reasonable and documented costs of the portion of the audit that uncovered such material fault, if it is commercially feasible to identify only those audit costs that are attributable to such material fault or (ii) if not commercially feasible to do so, Zinnia will reimburse Customer for the total cost of the audit, all such reimbursements to be made by Zinnia to Customer within thirty (30) days of receipt of an itemized invoice from Customer.

5.3.

At least annually, and at no additional charge to Customer, Zinnia will provide to Customer copies of SOC 1 Type 2 and SOC 2 Type 2 audit reports Such reports must be prepared by a nationally recognized firm for Zinnia’s facility or facilities from which it (including, as applicable, its affiliates and subcontractors) is providing the Services. Such reports provided by Zinnia under this section are Zinnia Confidential Information. Zinnia may redact from such reports those portions containing confidential information of third parties. In the event such reports include any negative audit findings impacting the Services in any way, Zinnia shall promptly correct such negative findings, and Zinnia shall be solely responsible for all costs and fees necessary to do so.

6.	Support and Service Levels.

6.1.	Zinnia will perform TPA Services available in accordance with the service levels described in associated Orders.

6.2.

If Zinnia fails to meet the same TPA Service level commitment during any two consecutive calendar months or two months in any five month period, then Customer will receive a TPA service credit (the “TPA Service Credit(s)”) in the amount of [***] of the total monthly fee payable to Zinnia under the TPA Order Form.

6.3.	Zinnia’s obligations under this Section 6 will be Customer’s sole remedy for failure to meet the TPA Service Levels.

7.	Change Orders.

7.1.

The parties may agree to modify the terms of this TPA Addendum or the scope of TPA Services under an Order, in each case by executing a change order (“Change Order’). Either Zinnia or Customer may request a Change Order. Absent a fully executed Change Order, Customer and Zinnia will continue to fulfill their obligations pursuant to the existing Order(s). Zinnia shall not charge Customer for any time, costs, or fees in the Change Order process unless the Change Order requires ‘Scope Definition’ or ‘Due Diligence’, in which case Zinnia may charge Customer for any time, materials, and, subject to Section 3.2 of the Services Agreement, travel and expenses associated therewith; provided that Zinnia will notify Customer in advance if such charges are reasonably expected to exceed [***].

7.2.

Notwithstanding the foregoing, the parties hereby agree that any request by Customer to add a new work flow or procedure to the Operating Guidelines or to modify an existing Operating Guideline, where Customer’s requested addition or modification is not the result of a change in Legal Requirements (excluding applicable TPA Laws (as defined below) and does not modify the Services or otherwise impose an incremental cost on Zinnia (each a “De Minimis Change) will be subject to Customer’s prior written approval (which may be delivered via email from an authorized representative of Customer) but will not require the parties to execute a Change Order or amendment to the Agreement.

8.	Compliance with Legal Requirements.

8.1.

Customer has complied and will continue to comply with all Legal Requirements with respect to the operation of its businesses, and in the design, underwriting, solicitation, sale, and administration of the Policies and Variable Contracts. Customer will continue to make all required filings with regulatory agencies in connection with the offer, sale, or administration of the Policies and Variable Contracts, except where the failure to so comply or to make such filings would not reasonably be expected to materially impair Customer’s or Zinnia’s ability to perform their respective obligations under this TPA Addendum.

8.2.

Zinnia has complied and will continue to comply with all Legal Requirements to provide the TPA Services and Brokerage Services, as applicable. Zinnia has made and will continue to make all required filings with regulatory agencies in connection with its status as a third party administrator and broker-dealer, as applicable, except where the failure to comply or to make such filings would not reasonably be expected to materially impair Customer’s or Zinnia’s ability to perform their respective obligations under this TPA Addendum.

8.3.

The parties acknowledge that certain states have specific requirements that provide additional duties or obligations on the parties with respect to the TPA Services. The parties will comply with such duties and obligations in Schedule A (“TPA Laws”) as applicable.

9.	Severability; Changes in Legal Requirements.

9.1.

If any governmental agency, court or other tribunal of appropriate jurisdiction determines that any of the provisions of this TPA Addendum are illegal, invalid or unenforceable, or if a party reasonably determines that a change in Legal Requirements has that effect, the remaining provisions will remain in full force and effect to the fullest extent permitted by Legal Requirements.

9.2.

Any illegal or invalid part, term or provision will be stricken and severed from this TPA Addendum and there will be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by applicable Legal Requirements.

9.3.

If either party determines in good faith that the elimination of the provision found to be invalid or unenforceable subjects that party to prosecution, civil penalty, loss of license or material economic burden, that party may notify the other party in writing and seek renegotiation of that portion of the TPA Addendum found to be invalid or unenforceable. In which case, either party may present the other party with a Change Order to amend this TPA Addendum, which such party believes is required to maintain their status as a corporation, third party administrator or insurer, as the case may be, or to conform this TPA Addendum to Legal Requirements. The other party will promptly review such amendments and will not unreasonably withhold its execution of such amendments.

9.4.

Notwithstanding the above, if either party provides written notice to the other party of any changes in the Legal Requirements, which changes materially and adversely impact that party’s ability to perform certain of its obligations or receive certain services under this TPA Addendum, that party will determine if it wishes to either (a) terminate the portion of services impacted by such change; provided however, that there will be no such termination unless it is not commercially reasonable for the party to amend this TPA Addendum in order to comply with such change; or (b) amend this TPA Addendum to comply with such change.

9.5.

If the parties wish to amend this TPA Addendum to comply with such change, the parties will execute a Change Order within thirty (30) days after agreeing to amend this TPA Addendum. Such Change Order will include any additional or reduced fees and charges.

9.6.	Intentionally omitted.

9.7.

Zinnia will have no obligation to perform any compliance services for Customer under this TPA Addendum, except as required for Zinnia to perform the services set forth in this TPA Addendum and related Orders in a compliant manner, including but not limited to compliance with applicable regulatory requirements. Without limiting the foregoing, Zinnia will have no obligation to notify Customer of changes in Legal Requirements (“Changes of Legal Requirements”) affecting Customer’s business or products, even if material. If Zinnia, independent of its obligations under this TPA Addendum, endeavors to notify Customer if and when it learns of Changes of Legal Requirements that could affect Customer’s business or products, it will have done so as an accommodation only. Zinnia assumes no responsibility or obligation to advise Customer as to Changes of Legal Requirements, whether past or future, or what actions may be required of Customer, or to take any further action on Customer’s behalf, unless the parties have expressly agreed in writing.

10.	Term and Termination.

10.1.	This TPA Addendum commences on the TPA Addendum Effective Date and is co-terminous with the Services Agreement.

10.2.

In addition to any other termination rights it may have, Customer may terminate any affected Order under this TPA Addendum by providing Zinnia with thirty (30) days’ written notice if (a) Zinnia fails to comply with material state licensing requirements applicable to third party administrators and (i) an adverse impact to Customer arises out of or in connection with such failure and (ii) Zinnia does not remedy its lack of compliance within thirty (30) days from the date Zinnia receives written notice of its failure to comply; or (b) Zinnia fails to comply with any Legal Requirements applicable to the TPA Services and (i) an adverse impact to Customer arises out of or in connection with such failure, and(ii) Zinnia does not remedy its lack of compliance within thirty (30) days from the date Zinnia receives written notice of its obligation to correct the violation.

10.3.

In addition to any other termination rights it may have, Zinnia may terminate any affected Order under this TPA Addendum by providing Customer with thirty (30) days’ written notice if (a) Customer fails to comply with material state licensing requirements applicable to Customer or to one if its insurance company Affiliates that is using TPA Services under this Agreement and/or material securities registration requirements applicable to the Variable Contracts and does not remedy its lack of compliance within one hundred eighty (180) days from the date Customer receives written notice of its failure to comply; or (b) Customer fails to comply with any Legal Requirements applicable to Customer of one of its insurance company Affiliates in respect of the TPA Services, and does not remedy its lack of compliance within ninety (90) days from the date Customer receives written notice of its obligation to correct the violation.

ZINNIA TECH SOLUTIONS LLC	DELAWARE LIFE INSURANCE COMPANY

By:	By:

Printed Name:	Printed Name:

Date:	Date:

SE2, LLC	SECURITY DISTRIBUTORS, LLC

By: Printed Name: Date	By: Printed Name: Date:

ZINNIA DIGITAL SERVICE LLP

By: Printed Name: Date

SCHEDULE A

TPA LAWS

This Schedule A will apply only if, to the extent, and only for so long as (a) Zinnia or its successor is subject to state insurance laws applicable to third party administrators, and (b) Zinnia provides TPA Services to Customer. The terms and conditions in this Schedule A do not replace any of the terms and conditions contained in this Agreement, except that in the event of a direct conflict between this Schedule A and this Agreement, this Schedule A shall control solely (a) if relevant to the business being transacted under this Agreement, (b) to the limited extent of such conflict and (c) as strictly required by Applicable Law (i.e., only in such jurisdiction(s) as necessary to achieve such purpose).

The underlined introductions to each of Sections A through L below have been added as a means to describe subject matter only and is not controlling. References to statutory sections are for information only.

A.	State Regulatory Requirements regarding–

Continuing Insurer Responsibilities.

Customer shall be responsible for determining the benefits, premium rates, underwriting criteria and claims payment procedures applicable to the coverage and for securing reinsurance, if any. The rules pertaining to these matters shall be provided, in writing, by Customer to Zinnia.

a.	It is the sole responsibility of the Customer to provide for competent administration of its programs.

In cases where Zinnia administers benefits for more than one hundred (100) certificate holders on behalf of Customer, Customer shall, at least semiannually, conduct a review of the operations of Zinnia. At least one such review shall be an on-site audit of the operations of Zinnia. Customer may contract with a qualified third party to conduct such review (Florida).Del. Admin. Code § 1406-7.1-7.3; Fla. Stat. § 626.8817(3); Ga. Admin. Code § 120-2-49-.12(2); Miss. Code Ann. § 83-18-13; Mo. Rev. Stat. § 376.1084; Neb. Rev. Stat. § 44-5807; N.H. Rev. Stat. Ann. § 402-H:6; N.M. Code R. § 13.4.5.22; N.C. Gen. Stat. § 58-56-26; Or. Rev. Stat. § 744.740; S.D. Codified Laws Ann. § 58-29D-13; W.V. Code § 33-46-7; Alaska Stat. § 21.27.650(I)(i); Conn. Gen. Stat. § 38a-720e; Ind. Code § 27-1-25-5.5; La. Rev. Stat. Ann. § 22:1646; R.I. Gen. Laws § 27.20.7-7; Tex. Ins. Code Ann. § 4151.1042.

Continuing Insurer Responsibilities. As to the administration of coverage insured by Customer, Customer, and not Zinnia, shall be responsible for determining the benefits, rates, underwriting criteria, and claims payment procedures applicable to such coverage and for securing reinsurance, if any.

Ga. Comp. R. & Regs. r. 120-2-49-.12.

Continuing Insurer Responsibilities. Customer shall be responsible for determining the benefits, premium rates, underwriting criteria and claims payment procedures applicable to such coverage and for securing reinsurance, if any; the rules pertaining to these matters must be provided, in writing, by Customer to Zinnia; the responsibilities of Zinnia as to any of these matters shall be set forth in this Agreement.

Miss. Code Ann. § 83-18-13; Mo. Rev. Stat. § 376.1084;.0873; Neb. Rev. Stat. § 44.5807; N.H. Rev. Stat. Ann. § 402-H:6; N.C. Gen. Stat. § 58-56-26; Or. Rev. Stat. § 744.720(3)(b); S.D. Codified Laws Ann. § 58-29D-13; Alaska Stat. § 21.27.650(H); Conn. Gen. Stat. § 38a-720e; Del. Code Ann. tit. 1406 § 7.1; Fla. Stat. § 626.881; Ga. Code Ann. § 120-2-49-.12; Ind. Code § 21-1-25-5.5; La. Rev. Stat. Ann § 22:1646; R.I. Gen. Laws § 27-20.7-7; Tex. Ins. Code Ann. § 4151.1042; W. Va. Code § 33-46-7.

B.	State Regulatory Requirements regarding—

Receipt of Payments. Payment to Zinnia of any premiums or charges for insurance by or on behalf of the insured shall be deemed to have been received by Customer, and the payment of return premiums or claims by Customer to Zinnia shall not be deemed payment to the insured or claimant until such payments are received by the insured or claimant; nothing herein shall limit any right of Customer against Zinnia resulting from its failure to make payments to Customer, an insured or claimants.

Ariz. Rev. stat. § 20-485.02; Cal. Ins. Code § 1759.2; Del. Admin. Code § 1406-4.0; Fla. Stat. § 626.883(1); Iowa Code § 510.13; Ky. Rev. Stat. Ann. § 304.9-372; Mo. Rev. Stat. § 376.1080; Mont. Code Ann. § 33-17-614; Okla. Stat. § 36-1444; S.C. Code Ann. § 38-51-50; Utah Code Ann. § 31A-25-304; W. Va. Code. § 33-46-4; Wyo. Stat. Ann. tit. 4 § 5; Alaska Stat. § 21.27.650(J)(c); Ark. Code Ann. § 23-92-205; Conn. Gen. Stat. § 38a-720b; Ga. Code Ann. § 120-2-49-.06; Idaho Code § 41-903; KS § 40-3804; La. Stat. Ann. § 22:164; MS § 83-18-7; NE § 44-5804; Nev. Rev. Stat. § 683A.0863; NH § 402-H:3; NM § 59A-12A-5; NC § 58-56-11; N.D. Cent. Code § 26.1-27-09; OR § 744.722; Pa. Con. Stat. § 40-25-1006; R.I. Gen. Laws § 27-20.7-4; SD § 58-29D-7; TN § 56-6-403; Tex. Ins. Code § 4151.105; Wis. Stat. § 633.05; IN Code § 27-1-25-3.

C.	State Regulatory Requirements regarding—

Fiduciary Account. All insurance charges or premiums collected by Zinnia on behalf of or for Zinnia, and return premiums received from Customer, shall be held by Zinnia in a fiduciary capacity; such funds shall be immediately remitted to the person entitled to such funds or shall be deposited promptly in a fiduciary bank account established and maintained by Zinnia.

Ariz. Rev. Stat. Ann. § 20-485.06; Alaska Stat. § 21.27.650(a)(5)(C); Calif. Ins. Code § 1759.6; Del. Admin. Code § 1406-8.1; Fla. Stat. § 626.883(2); Ga. Comp. R. & Regs. r. 120-2-49-.08; Ind. Code § 27-1-25-6; KS § 40-3807; Ky. Rev. Stat. Ann. § 304.9-375; Miss. Code Ann. § 83-18-15; Mo. Rev. Stat. § 376.1085; Mont. Code Ann. § 33.17-613; Neb. Rev. Stat. § 44-5808; Nev. Rev. Stat. § 683A.0877; N.H. Rev. Stat. Ann. § 402-H:7; N.M. Rev. Stat. Ann. § 59A-12A-9; N.C. Gen. Stat. § 58-56-31; Okla. Stat. § 36-1445; Or. Rev. Stat. § 744.730; S.C. Code Ann. § 38-51-90; S.D. Codified Laws Ann. § 58-29D-14; Tenn. Code Ann. § 56-6-406; Utah Code Ann. § 31A-25-305; W.V. Code § 33-46-8(a); Idaho Code § 41-906; La. Stat. Ann. § 22:1647; Tex. Ins. Code § 4151.106; Wy. Code Reg. chpt. 4 § 8(a); Con. Gen. Stat. § 38a-720f; 215 Ill. Comp. Stat. 5/511.112; IA § 510.17; N.J. Admin. Code § 17B:27B-9; N.D. Cent. Code § 26.1-27-08; Pa. Con. Stat. § 40-25-1009; R.I. Gen. Laws § 27-20.7-8; Me. Stat. tit. 24-A § 1909.

Fiduciary Account. Zinnia shall hold in a fiduciary capacity all moneys that Zinnia collects or receives on behalf of other persons. Within two (2) business days after collection or receipt of such moneys, Zinnia either shall pay the moneys to the persons entitled to them or shall deposit the moneys in a fiduciary account established and maintained by Zinnia in a financial institution.

Wis. Stat. § 633.09.

Fiduciary Account. Money shall be remitted within fifteen (15) days to the person or persons entitled to it, or shall be deposited within fifteen (15) days in a fiduciary bank account established and maintained by Zinnia within the state.

Nev. Ins. Code § 683A.0877; 215 Ill. Comp. Stat. 5/511.112.

Fiduciary Account. Zinnia shall comply with all Applicable Law; a fiduciary account shall be used for all payments on behalf of Customer; if applicable, Zinnia may not retain more than three (3) months estimated claims payments and allocated loss adjustment expenses.

Alaska Stat. § 21.27.650(a)(5)(D).

Fiduciary Account. If charges or premiums deposited in a fiduciary account have been collected on behalf of or for more than one insurer, Zinnia shall keep records clearly recording the deposits in and withdrawals from such account on behalf of or for each insurer; Zinnia shall, upon request of an insurer, furnish such insurer with copies of such records pertaining to deposits and withdrawals on behalf of or for such insurer.

Ariz. Rev. Stat. Ann. § 20-485.06; Calif. Ins. Code § 1759.6; Fla. Stat. § 626.883(3); Ga. Comp. R. & Regs. r. 120-2-49-.08; Ind. Code § 27-1-25-6; KS § 40-3807; Ky. Rev. Stat. Ann. § 304.9-375; Miss. Code Ann. § 83-18-15; Mo. Rev. Stat. § 376.1085; Neb. Rev. Stat. § 44-5808; N.D. Cent. Code § 26.1-27-08; N.H. Rev. Stat. Ann. § 402-H:7; N.M. Rev. Stat. Ann. § 59A-12A-9; N.C. Gen. Stat. Rev. Stat. § 58-56-31; Okla. Stat. § 36-1445; Or. Rev. Stat. § 744.730; S.D. Codified Laws Ann. Rev. Stat. § 58-29D-15; Tenn. Code Ann. § 56-6-406; Utah Code Ann. § 31A-25-305; W.V. Code § 33-46-8(b); Del. Code Ann. tit. 1406 § 8.2; Idaho Code § 41-906; La. Stat. Ann. § 22:1647; Wy. Code Reg. chpt. 4 § 8(b); AR § 23-92-206; Con. Gen. Stat. § 38a-720f; IA § 510.17; MT § 33-17-613; Nev. Rev. Stat. § 683A.0877; N.J. Admin. Code § 17B:27B-21; Pa. Con. Stat. § 40-25-1009; R.I. Gen. Laws § 27-20.7-8; S.C. Code Ann. § 38-51-90; Wis. Stat. § 633.09; Tex. Ins. Code § 4151.107.

Fiduciary Account. All money collected for the account of an insurer shall be held by Zinnia in a fiduciary account.

Alaska Stat. § 21.27.650(a)(5)(C).

Return premiums or contributions shall be paid to Customer or credited to the account of Customer within thirty (30) days after receipt by Zinnia. If the return premium or contribution is credited to Customer, the credit must be shown and applied to the next billing statement sent to Customer, self-insurer or plan sponsor.

Ga. Comp. R. & Regs. r. 120-2-49-.05(11); Ohio Rev. Code § 3959.15(J)

D.	State Regulatory Requirements regarding—

Zinnia as Fiduciary. Zinnia is a fiduciary when collecting, expending, and maintaining money for the payment of claims pursuant to this Agreement.

Mich. Stat. 550.930, Sec. 30(2).

Form of Payment of Claims. All claims paid by Zinnia from funds collected on behalf of Customer shall be paid only on checks or drafts of Customer and as authorized by Customer (or its designee in Florida).

Ariz. Rev. Stat. Ann. § 20-485.07; Calif. Ins. Code § 1759.7; Fla. Stat. § 626.883(5); Ga. Comp. R. & Regs. r. 120-2-49-.09; Ind. Code § 27-1-25-7; KS § 40-3809; Ky. Rev. Stat. Ann. § 304.9-376; Miss. Code Ann. § 83-18-15; Mont. Code Ann. § 33-17-615; Neb. Rev. Stat. § 44-5808; Nev. Rev. Stat. § 683A.088; N.H. Rev. Stat. Ann. § 402-H:7; N.M. Stat. Ann. § 59A-12A-10; N.C. Gen. Stat. § 58-56-31; N.D. Cent. Code § 26.1-27-10; Okla. Stat. tit. 36 § 1445; Or. Rev. Stat. § 744.730; S.C. Code Ann. § 38-51-100; Tenn. Code Ann. § 56-6-407; Utah Code Ann. § 31A-25-306; La. Stat. Ann. § 22:1647; MO § 376.1085; Tex. Ins. Code § 4151.111; Wis. Stat. § 633.10; Wy. Code Reg. chpt. 4 § 8; Con. Gen. Stat. § 38a-720f; Del. Code Ann. tit. 1406 § 8.4; IA § 510.18; R.I. Gen. Laws § 27-20.7-8; WV § 33-46-8; Idaho Code § 41-906.

E.	State Regulatory Requirements regarding—

Notices to Policyholders. Any policies, certificates, booklets, termination notices or other written communications delivered by Customer to Zinnia for delivery to its policyholders shall be delivered by Zinnia promptly after receipt of instructions from Customer to do so.

Ariz. Rev. Stat. Ann. § 20-485.08; Del. Admin. Code § 1406-11.0; Fla. Stat. § 626.886; Ga. Comp. R. & Regs. r. 120-2-49-.14; Ind. Code § 27-1-25-9; Me. Stat. tit. 24-A § 1906; Miss. Code Ann. § 83-18-21; Mo. Rev. Stat. § 376.1090; Neb. Rev. Stat. § 44-5811; Nev. Rev. Stat. § 683A.089; N.H. Rev. Stat. Ann. § 402-H:10; N.C. Gen. Stat. § 58-56-46; Okla. Stat. § 36-1447; Or. Rev. Stat. § 744.736; S.D. Codified Laws Ann. § 58-29D-20; Utah Code Ann. § 31A-25-307; Idaho Code § 41-907; La. Stat. Ann. § 22:1650; MT § 33-17-616; Con. Gen. Stat. § 38a-720i; 215 Ill. Comp. Stat. 5/511.106; N.J. Admin. Code § 17B:27B-11; R.I. Gen. Laws § 27-20.7-11; WV § 33-46-11; Alaska Stat. § 21.27.650(a)(5)(A).

Notices to Policyholders. Zinnia shall provide a written notice approved by Customer to each policyholder advising them of the identity of, and relationship among, Zinnia, the policyholder and Customer.

Alaska Stat. § 21.27.650(e); Ariz. Rev. Stat. Ann. § 20-485.11(A); Calif. Ins. Code § 1759.9; Fla. Stat. § 626.885(1); Ga. Comp. R. & Regs. r. 120-2-49-.15(1); Ind. Code § 27-1-25-10(a); Iowa Code § 510.20; Ky. Rev. Stat. Ann. § 304.9-377; Miss. Code Ann. § 83-18-19(1); Mo. Rev. Stat. § 376.1088; Mont. Code Ann. § 33.17-618; Neb. Rev. Stat. § 44-5810(1); Nev. Rev. Stat. § 683A.0887; N.H. Rev. Stat. Ann. § 402-H:9; N.M. Stat. Ann. § 59A-12A-12; N.C. Gen. Stat. § 58-56-41; N.D. Cent. Code § 26.1-27-07; Okla. Stat. § 36-1449; Or. Rev. Stat. § 744.734(1); S.D. Codified Laws Ann. § 58-29D-19; Tenn. Code Ann. § 56-6-409; Utah Code Ann. § 31A-25-402; W.V. Code § 33-46-10; Del. Code Ann. tit. 1406 § 10.1; Idaho Code § 41-909; La. Stat. Ann. § 22:1649; Tex. Ins. Code Ins § 4151.104; Wis. Stat. § 633.12; Pa. Con. Stat. § 40-25-1011; R.I. Gen. Laws § 27-20.7-10; S.C. Code Ann. § 38-51-120; Con. Gen. Stat. § 38a-720h (Zinnia must issue a benefits identification card).

Notices to Policyholders. When Zinnia collects funds, Zinnia shall identify and state separately in writing, to the persons paying to Zinnia any charge or premium for coverage, the amount of any such charge or premium specified by Customer for such coverage. This information shall be furnished within ten (10) days after Zinnia receives the request for information (Oklahoma only).

Ariz. Rev. Stat. Ann. § 20-485.11(B); Calif. Ins. Code § 1759.9; Fla. Stat. § 626.885(2); Ga. Comp. R. & Regs. r. 120-2-49-.15(1); Ind. Code § 27-1-25-10(b); Iowa Code § 510.20; KS § 40-3809; Ky. Rev. Stat. Ann. § 304.9-377; Miss. Code Ann. § 83-18-19(2); Mo. Rev. Stat. § 376.1088; Mont. Code Ann. § 33-17-618; Neb. Rev. Stat. § 44-5810(2); Nev. Rev. Stat. § 683A.0887; N.H. Rev. Stat. Ann. § 402-H:9; N.M. Stat. Ann. § 59A-12A-12; N.C. Gen. Stat. § 58-56-41; N.D. Cent. Code § 26.1-27-07; Or. Rev. Stat. § 744.734(2); S.D. Codified Laws Ann. § 58-29D-19; Tenn. Code Ann. § 56-6-409; Utah Code Ann. § 31A-25-402; W.V. Code § 33-46-10; Wy. Code Reg. chpt. 4 § 13; DE 1406 s 10.2; Idaho Code § 41-909; La. Stat. Ann. § 22:1649; Okla. Stat. § 36-1449; Tex. Ins. Code Ins. § 4151.106; Con. Gen. Stat. § 38a-720h; Pa. Con. Stat. § 40-25-1011; R.I. Gen. Laws § 27-20.7-10; Wis. Stat. 633.12.

Notice of Relationship. Zinnia shall disclose to Customer all charges, fees and commissions received from all services in connection with the provision of administrative services for Customer, including any fees or commissions paid by insurers providing reinsurance.

Con. Gen. Stat. § 38a-720h; DE 1406 s 10.3; Idaho Code § 41-909(3); Ind. Code § 27-1-25-10(c); La. Stat. Ann. § 22:1649; MS § 83-18-19; MO § 376.1088; NE § 44-5810(3); NC § 58-56-41; NH § 402-H:9; Nev. Rev. Stat. § 683A.0887.

F.	State Regulatory Requirements regarding—

Books and Records. Zinnia shall maintain at Zinnia’s principal administrative office for the duration of the required written agreement and for the statutorily required years thereafter, as detailed in any applicable statute, adequate books and records of all transactions among such administrator, insurers and insured persons. Such books and records shall be maintained in accordance with prudent standards of insurance record keeping and in accordance with applicable insurance laws and regulations. The Commissioner shall have access to such books and records for the purpose of examination, audit and inspection (Tennessee only).

Required to retain for the duration of the contract plus 3 years: UT § 31A-25-302; WY Ch. 4 § 6.

Required to retain for the duration of the contract plus 5 years: AZ § 20-485.03(A); AR § 23-92-207; CA § 1759.3(a); Con. Gen. Stat. § 38a-720c; DE 1406 s 5.1; FL § 626.884(1); GA § 120-2-49-.05; Idaho Code § 41-904; 215 Ill. Comp. Stat. 5/511.106; IN § 27-1-25-4; IA § 510.14; KS § 40-3805; KY § 304.9-373; La. Stat. Ann. § 22:1644; MS § 83-18-9; MO § 376.1082; MT § 33-17-611; NE § 44-5805; Nev. Rev. Stat. § 683A.0873; NH § 402-H:4; NM § 59A-12A-6; NC § 58-56-16; N.D. Cent. Code § 26.1-27-12; OH § 3959.11; Okla. Stat. § 36-1443; OR § 744.724; Pa. Con. Stat. § 40-25-1007; R.I. Gen. Laws § 27-20.7-5; S.C. Code Ann. § 38-51-60; SD § 58-29D-8; TN § 56-6-404; Tex. Ins. Code Ins. § 4151.112; Wis. Stat. § 633.04.Required to retain for the duration of the contract plus 7 years: ME 24-A § 1906.

Required to retain for the duration of the contract plus 10 years: WV § 33-46-5.

G.	State Regulatory Requirements regarding—

Books and Records. For the duration of the service contract, Zinnia shall maintain at its principal administrative office Zinnia’s books and records of all transactions under the service contract in accordance with generally accepted accounting principles or as required by ERISA.

Mich. Stat. 550.930, Sec. 30(1).

Access to Books and Records. Zinnia shall maintain separate records for Customer in a form usable by Customer; Customer or its authorized representatives shall have the right to audit and the right to copy all accounts and records related to Customer’s business; the applicable insurance regulator shall have access to all books, bank accounts, and records of Zinnia in a form usable to the applicable insurance regulator, including the identity and addresses of policyholders and certificate holders; any trade secrets contained in the books and records shall be kept confidential, except that the applicable insurance regulator may use the information in a proceeding instituted against Zinnia or Customer.

Alaska Stat. § 21.27.650(a)(5)(F); Del. Code Ann. tit. 1406 § 5.2.

Access to Books and Records. The insurer shall retain the right to continuing access to such books and records of Zinnia sufficient to permit Customer to fulfill all of its contractual obligations to insured persons, subject to any restrictions in the written agreement between Customer and Zinnia on the proprietary rights of the parties in such books and records. Any trade secrets contained therein, including, but not limited to, the identity and addresses of policyholders and certificate holders shall be confidential, except the commissioner may use such information in any proceedings instituted against Zinnia. The commissioner shall collect the proper charges incurred in such examination in accordance with s 56-1-413 (Tennessee only).

Ariz. Rev. Stat. Ann. § 20-485.03(E); Calif. Ins. Code § 1759.3(a)(b)(d); Fla. Stat. § 626.884(3); Ga. Comp. R. & Regs. r. 120-2-49-.05(1); Idaho Code § 41-904(3): Ind. Code § 27-1-25-4; Iowa Code § 510.14; Kan. Stat. Ann. § 40-3805; Ky. Rev. Stat. Ann. § 304.9-373; Miss. Code Ann. § 83-18-9; Mo. Rev. Stat. § 376.1082; N.M. Rev. Stat. Ann. § 59A-12A-6; N.D. Cent. Code § 26.1-27-12; S.C. Code Ann. § 38-51-60; Tenn. Code Ann. § 56-6-404; Utah Code Ann. § 31A-25-302; Wy. Code Reg. chpt. 4 § 5; DE 1406 s 5.1 & 5.7; La. Stat. Ann. § 22:1644; MD Ins. § 8-312; Tex. Ins. Code Ins. § 4151.113; Con. Gen. Stat. § 38a-720c; MT § 33-17-611; Okla. Stat. § 36-1443; Pa. Con. Stat. § 40-25-1007; NH § 402-H4; Nev. Rev. Stat. § 683A.0873.

H.	State Regulatory Requirements regarding—

Description of Books and Records. Zinnia shall maintain detailed books and records that reflect all administered transactions specifically in regard to premiums, premium taxes, agent’s commissions, administrator’s fees, contributions received and deposited and claims and authorized expenses paid.

Ga. Comp. R. & Regs. r. 120-2-49-.05(2); Ill. Rev. Stat. Ch. 215, para. 5/511.112(h)(i); ME 24-A s 1909; Ohio Rev. Code. Ann. § 3959.15(A).

Description of Books and Records. The detailed preparation, journalizing, and posting of such books and records shall be made in accordance with the terms and conditions of the service agreement between Zinnia and Customer and to enable Customer to complete the National Association of Insurance Commissioners’ annual financial statement.

Ga. Comp. R. & Regs. r. 120-2-49-.05(3); Ill. Rev. Stat. Ch. 215, para. 5/511.112(h)(ii); Ohio Rev. Code. Ann. § 3959.15(B).

Description of Books and Records. Zinnia shall maintain a cash receipts register of all premiums or contributions received. The minimum detail required in the register shall be date received and deposited, the mode of payment, the Policy number, name of policyholder and individual premium amounts and agent.

Ga. Comp. R. & Regs. r. 120-2-49-.05(5); Ohio Rev. Code. Ann. § 3959.15(D).

Description of Books and Records. The description of a disbursement shall be sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (a) the check number; (b) the date of disbursement; (c) the person to whom the disbursement was made; (d) the amount disbursed. If the amount disbursed does not agree with the amount billed or authorized, Zinnia shall prepare a written record as to the application for the disbursement; and (e) ledger account number.

Ga. Comp. R. & Regs. r. 120-2-49-.05(6), (8); Ohio Rev. Code. Ann. § 3959.15(E).

Description of Books and Records. If the disbursement is for the earned administrative fee or commission, the disbursement shall be supported by evidential matter. The evidential matters must be referenced in the journal entry so that it may be traced for verification.

Ga. Comp. R. & Regs. r. 120-2-49-.05(7); Ohio Rev. Code. Ann. § 3959.15(F) and (G).

Description of Books and Records. Zinnia shall prepare and maintain monthly financial institution account reconciliations if such service is requested by an insurer or plan sponsor as provided in the service agreement by and between Zinnia and Customer.

Ga. Comp. R. & Regs. r. 120-2-49-.05(9); Ohio Rev. Code. Ann. § 3959.15(H); 215 Ill. Comp. Stat. 5/511.112.

Description of Books and Records. Zinnia shall prepare a report to be filed with Customer within ninety (90) days of the end of the fiscal year of the plan, which discloses at least all of the following: (a) the total premiums or contributions received from the plan sponsor, covered persons, or beneficiaries; (b) the total administration fees withdrawn by Zinnia pursuant to the written service agreement; (c) the total claim payments made during the reporting period; (d) a copy of the annual report shall be retained as part of the official record of Zinnia for at least five (5) years; (e) any additional information required by the written agreement; and (f) the names of all insurance, reinsurance carriers or ultimate risk bearers providing any type of insurance coverage of the plan sponsor.

Ga. Comp. R. & Regs. r. 120-2-49-.05(10); Ohio Rev. Code. Ann. § 3959.15(I).

I.	State Regulatory Requirements regarding—

Contingent Fees. Zinnia shall not receive from covered individual or beneficiary any compensation or other payments except as expressly set forth in this Agreement.

Ga. Comp. R. & Regs. r. 120-2-49-.10(2); 215 Ill. Comp. Stat. 5/511.106; Me. Stat. tit. 24-A § 1906.

J.	State Regulatory Requirements regarding—

Advertising. Zinnia may use only such advertising pertaining to the business underwritten by an insurer as has been approved by such insurer in advance of its use.

Alaska Stat. § 21.27.650(f)(10); Ariz. Rev. Stat. Ann. § 20-485.04; Cal. Ins. Code § 1759.4; Fla. Stat. § 626.887; Ga. Comp. R. & Regs. r. 120-2-49-.13; Idaho Code § 41-905; Ind. Code § 27-1-25-5; Iowa Code § 510.15; KS § 40-3806; Ky. Rev. Stat. Ann. § 304.9-374; Me. Stat. tit. 24-A § 1906; Miss. Code Ann. § 83-18-11; Mo. Rev. Stat. § 376.1083; Mont. Code Ann. § 33-17-612; Neb. Rev. Stat. § 44-5806; Nev. Rev. Stat. § 683A.087; N.H. Rev. Stat. Ann. § 402-H:5; N.M. Rev. Stat. Ann. § 59A-12A-7; N.C. Gen. Stat. § 58-56-21; N.D. Cent. Code § 26.1-27-06; Okla. Stat. § 36-1446; Or. Rev. Stat. § 744.728; S.C. Code Ann. § 38-51-70; Tenn. Code Ann. § 56-6-405; Utah Code Ann. § 31A-25-303; W.V. Code § 33-46-6; Wy. Code Reg. chpt. 4 § 6; DE 1406 s 6.0; La. Stat. Ann. § 22:1645; Tex. Ins. Code Ins. § 4151.116; Wis. Stat. § 633.07; Con. Gen. Stat. § 38a-720d; 215 Ill. Comp. Stat. 5/511.106; Pa. Con. Stat. § 40-25-1008; R.I. Gen. Laws § 27-20.7-6; SD § 58-29D-12.

Advertising. Customer shall have the prior approval of the Director of the Department of Insurance, State of Idaho, before approving advertising for use by Zinnia.

Idaho Code § 41-905.

Advertising. Zinnia shall maintain at its principal administrative office a complete file of all advertisements, regardless of by whom written, created or designed, which are used in the course of Zinnia’s business in this state, with a notation indicating the manner and extent of distribution and the form number of any policy advertised. Such file shall be subject to inspection by the Office of Commissioner of Insurance of the State of Georgia. All such advertisements shall be maintained in said file for a period of not less than five (5) years. Zinnia shall file with the Commissioner on or before March 1 in each year, a certification executed by an authorized officer of Zinnia wherein it is stated that to the best of its knowledge, information and belief, the advertisements disseminated by Zinnia during the preceding calendar year complied, or were made to comply in all respects, with the advertising regulations of this state.

Ga. Comp. R & Regs. R. 120-2-49-.13.

K.	State Regulatory Requirements regarding—

Written Agreement Required. Zinnia may only provide administrative services to Customer pursuant to this Agreement.

Mich. Stat. 550.930, Sec. 30(1); Alaska Stat. § 21.27.650; AR § 23-92-202; UT § 31A-25-301.

Written Agreement Required. Zinnia shall not act as an administrator to Customer other than in accordance with this Agreement, and this Agreement shall be retained as part of the official records of both Customer and Zinnia for the duration of this Agreement plus five (5) years.

AZ § 20-485.01; CA § 1759.1; Con. Gen. Stat. § 38a-720a; DE 1406 s 3.1; FL § 626.882; GA § 120-2-49-.04; Idaho Code § 41-902; 215 Ill. Comp. Stat. 5/511.106; IN § 27-1-25-2; IA § 510.12; KS § 40-3802; KY § 304.9-371; La. Stat. Ann. § 22:1642; MS § 83-18-5; MO § 376.1077; MT § 33-17-602; NE § 44-5803; Nev. Rev. Stat. § 683A.086; NH § 402-H:2; N.J. Admin. Code § 17B:27B-6; NM § 59A-12A-4; NC § 58-56-6; N.D. Cent. Code § 26.1-27-05; OH § 3959.11; Okla. Stat. § 36-1443; OR § 744.720; Pa. Con. Stat. § 40-25-1005; R.I. Gen. Laws § 27-20.7-3; S.C. Code Ann. § 38-51-40; SD § 58-29D-4; TN § 56-6-402; Tex. Ins. Code Ins. § 4151.101 and § 4151.103; Wis. Stat. § 633.04.

Required to retain for the duration of the contract plus 3 years: MD Ins. § 8-311; UT § 31A-25-301; WY Chapter 4 s 4.

Required to retain for the duration of the contract plus 7 years: ME 24-A s 1906.Required to retain for the duration of the contract plus 10 years: WV § 33-46-3.

Written Agreement Required. Communications between Zinnia and claimants shall avoid deceptive statements with regard to Zinnia’s or Customer’s responsibilities. In the event of a dispute between Customer and Zinnia regarding which of them is to fulfill a lawful obligation with respect to a policy, certificate, or claim subject to the written agreement, Customer shall fulfill such obligation. Customer has the duty to provide for competent administration of its programs administered by Zinnia and within the scope of this rule.

VT Reg. I-2021-01 § 8.

L.	State Regulatory Requirements regarding—

Confidentiality of Personal Information. Information that identifies an individual covered by a plan is confidential. During the time such information is in Zinnia’s custody or control, Zinnia shall take all reasonable precautions to prevent disclosure or use of the information for a purpose unrelated to administration of the plan. Zinnia shall disclose such information only in response to a court order; for an examination conducted by the commissioner; for an audit or investigation conducted under ERISA; to or at the request of Customer or plan sponsor; or with the written consent of the identified individual or his or her legal representative.

TX Ins s 4151.115.

Bond and Insurance Requirements. Zinnia shall comply with the bond and insurance requirements of each state in which it administers claims.

Ariz. Rev. Stat. Ann. § 20-485.10; Idaho Code § 41-911.

Termination. Customer may terminate this Agreement for cause upon written notice sent by certified mail to Zinnia and may suspend the underwriting authority of Zinnia during a dispute regarding the cause for termination; but Customer must fulfill all lawful obligations with respect to policies affected by this Agreement, regardless of any dispute between Customer and Zinnia.

Alaska Stat. § 21.27.650(a)(5)(A); Miss. Code Ann. § 83-18-5(3); Mo. Rev. Stat. § 376.1077; Or. Rev. Stat. § 744.720(4); R.I. Stat. § 27-20.7-3(c); W.V. Stat. § 33-46-3(c); DE 1406 s 3.3; La. Stat. Ann. § 22:1642; Con. Gen. Stat. § 38a-720a; Idaho Code § 41-902; IN § 27-1-25-2; NE § 44-5803; Nev. Rev. Stat. § 683A.086; NH § 402-H:2; NC § 58-56-6; SD § 58-29D-6.

Termination. Customer shall provide thirty (30) days’ written notice to Zinnia of the termination or cancellation of the agreement. The agreement shall also include a provision that Customer shall provide fifteen (15) days’ written notice to the director of the Department of Insurance for the State of Arizona of termination or cancellation or any other change in the agreement.

Ariz. Rev. Stat. Ann. § 20-485.01.

M.	State Regulatory Requirements regarding—

Policy to Trustee. When a Policy is issued to a trustee, a copy of the trust agreement and any amendments to the trust agreement shall be furnished to Customer by Zinnia and shall be retained as part of the official records of both Customer and Zinnia for the duration of the policy plus five (5) years.

Ariz. Rev. Stat. Ann. § 20-485.01; Cal. Ins. Code § 1759.1; Fla. Stat. § 626.882(4); Ind. Code § 27-1-25-2; Iowa Code § 510.12; KS § 40-3802(b); Ky. Rev. Stat. Ann. § 304.9-371(2); Mont. Code Ann. § 33-17-602; Nev. Rev. Stat. § 683A.086; N.M. Stat. Ann. § 59A-12A-4; N.D. Cent. Code § 26.1-27-05; Okla. Stat. § 36-1443; S.C. Code Ann. § 38-51-40; Tenn. Code Ann. § 56-6-402(a); Utah Code Ann. § 31A-25-301; Wisc. Stat. § 633.04(2); Ga. Comp. R. & Regs. r. 120-2-49-.04; Tex. Ins. Code Ins. § 4151.102.